SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[  ]    Definitive Additional Materials

[  ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11(c)(2):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

[Letterhead of The Provo Group, Inc.]

REQUEST FOR CONSENT OF LIMITED PARTNERS

July 31, 2009

Dear Limited Partner:

IMPORTANT: Consent to Extend Term of Partnership

These Consent Solicitation materials are being sent to you and the other limited partners in DiVall Insured Income Properties 2 Limited Partnership to solicit your consent to an amendment to the Amended Agreement of Limited Partnership extending the term of the Partnership. The Consent Solicitation is made on behalf of the Partnership by The Provo Group, Inc., as General Partner of the Partnership.

During the Consent process in May 2001, we expressed to you that if the majority voted against the bulk sale of the Partnership’s properties (in 2001, 74% voted against the sale) that we would circulate a new Consent every two years to provide the limited partners’ additional opportunities to submit their consent regarding such a sale. We have conducted a similar Consent process in 2003, 2005 and 2007, and in each instance you have not voted in favor of such a sale.

The two years have passed and once again we are providing our limited partners an opportunity to consent to a bulk sale of the Partnership’s properties and the winding-up and dissolution of the Partnership. However, this year is a little different. The Partnership Agreement provides that the term of the Partnership will expire on November 30, 2010, at which time the Partnership will dissolve. This means that unless this provision of the Partnership Agreement is amended, the Partnership will be required to sell all of the Partnership properties and wind-up the Partnership’s affairs in the next 16 months. This liquidation and winding up of the Partnership would be essentially the equivalent result of voting in favor of prior Consents that would have authorized the sale of the Partnership’s properties.

Therefore, you will find a Consent Statement enclosed, which requests your consent to an amendment of the Partnership Agreement extending the term of the Partnership from November 30, 2010 to November 30, 2020. Please read it carefully. The Consent Statement and a Consent Card are also available on the Internet at http://www.divallproperties.com.

We believe that the amendment to the Partnership Agreement extending its term is in the best interest of the Partnership and the limited partners because, among other reasons and as more specifically described in the Consent Statement, the quality of the Partnership’s portfolio has improved due to the General Partner’s selective “pruning” (through individual sales) of properties with higher risk profiles with respect to future earnings. Your Advisory Board has been supportive of our selective pruning of the Partnership’s portfolio, however, the Advisory Board believes that it is prudent to hold the majority of the Partnership’s portfolio because of the fundamental strength of its core assets . . . namely the Wendy’s leases. In addition, “cap rates,” which are being applied in the triple-net lease marketplace, have risen markedly in the past eight months. As such cap rates rise, the sales prices drop. We do not know if this rise in cap rates is a short term phenomenon or a long term adjustment in the market. However, we believe it is prudent not to try to sell into the current market if it is not necessary. Finally, the General Partner expects a stable annual return of approximately 6% going forward, which would be difficult to replace in the current interest rate environment.

As your General Partner we recommend that you vote “FOR” the amendment to the Partnership Agreement to extend the term of the Partnership a period of 10 years to November 30, 2020.

If we receive a majority vote to amend the Partnership Agreement extending the term of the Partnership, then we will continue to operate the Partnership . . . business as usual. Business as usual would mean that we will also circulate a new consent in two years to again provide the limited partners an opportunity to vote for the bulk sale of the Partnership’s properties.

If, however, more than 50% of all outstanding units do not vote to extend the term of the Partnership, we will move forward immediately with a competitive bid process to sell the Partnership’s portfolio of properties.

As always, if you have questions, please feel free to contact DiVall Investor Relations at (800) 547-7686.

Your consent is very important. We urge you to please sign and date the enclosed Consent Card and return it in the enclosed return envelope as soon as possible and no later than the expiration date of the consent solicitation period which is October 31, 2009. You may revoke your Consent in writing at any time before the expiration of the consent solicitation.

Very truly yours,

THE PROVO GROUP, INC., as General Partner of DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

INTRODUCTION

General Information

The Partnership is currently engaged in the business of owning and operating its investment portfolio of commercial real estate. The Partnership currently owns 16 properties (collectively the “Properties” and individually a “Property”). All of the Properties, except for the vacant Park Forest, IL Property, are leased on a triple-net basis with the Partnership as lessor and the operator of a business as tenant (collectively the “Leases,” individually a “Lease”). All of the tenants operate as fast-food, family style or casual/theme restaurants (such as Wendy’s, Applebee’s, Denny’s, etc.).

The Partnership’s Agreement of Limited Partnership dated as of November 18, 1987, and amended as of November 25, 1987, February 20, 1988, June 21, 1988, February 8, 1993, May 26, 1993 and June 30, 1994 (collectively, the “Partnership Agreement”) provides that the Partnership be dissolved on November 30, 2010, or earlier upon the prior occurrence of any of the following events: (i) the disposition of all properties of the Partnership; (ii) the written determination by the General Partner that the Partnership’s assets may constitute “plan assets” for purposes of ERISA; (iii) the agreement of Limited Partners owning a majority of the outstanding interests to dissolve the Partnership; or (iv) the dissolution, bankruptcy, death, withdrawal, or incapacity of the last remaining General Partner, unless an additional General Partner is elected previously by a majority of the Limited Partners. Upon a majority vote from the Limited Partners, the Partnership Agreement may be amended to extend the term of the Partnership.

During the Second Quarters of 2001, 2003, 2005 and 2007, consent solicitations were circulated (the “2001, 2003, 2005 and 2007 Consents”, respectively), which if approved would have authorized the sale of the Partnership’s assets and dissolution of the Partnership. A majority of the Limited Partners did not vote in favor of any of the 2001, 2003, 2005 or 2007 Consents. Therefore, the Partnership continues to operate as a going concern.

The Partnership is hereby soliciting written Consents from each Limited Partner

Through this Consent process, the General Partner is seeking an indication from the Limited Partners whether they want to (i) allow the Partnership to terminate on November 30, 2010, in which case the Partnership will act now to pursue a sale of all of the assets of the Partnership and then liquidate and dissolve the Partnership, or (ii) to extend the term of the Partnership ten (10) years to November 30, 2020.

The Partnership Agreement provides in Section 2.2 that the Partnership terminate and dissolve on November 30, 2010. The Partnership Agreement also provides in Section 10.2 that the Partnership Agreement may be amended upon the vote of the Limited Partners holding more than 50% of the outstanding Units. The total number of outstanding Units as of December 31, 2008, was 46,280.3 Units. Each Unit is entitled to one vote. There is no established trading market for the Units.

As of December 31, 2008, the Partnership had 1,922 record holders of Units in the Partnership. To the best knowledge of the General Partner, no person or group owns more than five percent of the Partnership’s outstanding Units. Neither the General Partner, nor any of its officers or directors, is the beneficial owner of any Units.

Forward-Looking Statements

This Consent Statement contains forward-looking statements. When used in this Consent Statement the words “believes,” “anticipates,” “intends,” “expects” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties, including but not limited to those risks described in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2009. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of these and other risks, including the inability of the general partner to find a suitable purchaser for the properties, the inability to agree on an acceptable purchase price or contract terms, a decrease in the financial performance of the properties, the discovery of an environmental condition impacting one or more of the properties, an economic downturn in the markets in which the properties are located and various other factors. The Partnership undertakes no obligation to publicly release any updates or revisions to forward-looking statements to reflect any future events or circumstances.

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

1100 MAIN STREET, SUITE 1830

KANSAS CITY, MISSOURI 64105

CONSENT STATEMENT

July 31, 2009

This Consent Statement is being furnished to holders (“Limited Partners”) of limited partnership interests (“Units”) in DiVall Insured Income Properties 2 Limited Partnership, a Wisconsin limited partnership (“Partnership”). The Partnership is soliciting the written consent of the Limited Partners to amend the Partnership Agreement to extend the term of the Partnership for ten (10) years from November 30, 2010 to November 30, 2020 (the “Extension Proposition”). No meeting will be held in connection with this solicitation of Consents from the Limited Partners. To be counted, properly signed Consent Cards must be received by the independent voting tabulator Phoenix American Financial Services, Inc. (the “Tabulator”) on or before October 31, 2009.

Consents for the Extension Proposition are solicited on behalf of the Partnership by The Provo Group, Inc., the general partner of the Partnership (the “General Partner”). Solicitation of consents other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partner, who will not receive additional compensation for their efforts.

We also may make arrangements with brokers, banks and other custodians, nominees, fiduciaries and limited partners of record to forward solicitation material to the beneficial owners of Units held of record by such persons. The total cost of soliciting the Consents will be borne by the Partnership.

Only Limited Partners of record at the close of business on June 30, 2009 will be entitled to vote by executing and returning the enclosed Consent Card. A vote “FOR” the Extension Proposition will extend the term of the Partnership by ten (10) years to November 30, 2020. If the term of the Partnership is extended, the General Partner does not intend to sell the Partnership’s assets during the next two years, but does intend to provide an opportunity for the Limited Partners to vote again in 2011 for or against a bulk sale of the Partnership’s properties at that time.

A vote “AGAINST” the Extension Proposition will cause the Partnership to proceed promptly with the sale of all of the Partnership’s properties and the subsequent liquidation and dissolution of the Partnership by November 30, 2010, the current date of termination of the Partnership under the Partnership Agreement.

Because the proposed amendment to the Partnership Agreement requires a majority of “FOR” consents to pass, a vote “ABSTAIN” to the Extension Proposition would have the same effect as a vote “no” or as the failure to return a Consent Card for the Extension Proposition.

A Limited Partner may revoke its Consent Card at any time prior to October 31, 2009 or other conclusion of the Consent solicitation process (whichever is earlier), by mailing a properly executed Consent Card bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner or the Tabulator. Revocation of a Consent Card will be effective upon receipt by the General Partner or the Tabulator of either (i) an instrument revoking the Consent Card or (ii) a duly executed Consent Card bearing a later date. This Consent Statement and Consent Card were first mailed to Limited Partners on or about July 31, 2009. Once the General Partner has received Consent Cards from a majority of the Limited Partners voting either “FOR” or “AGAINST” the Extension Proposition, the General Partner may declare the Consent solicitation process concluded and will be bound by the results of such process. In any event, unless the General Partner elects to extend the deadline of the consent solicitation, the Consent solicitation processes and the opportunity to vote by returning a Consent Card, will end on October 31, 2009.

Important Notice Regarding the Availability of Consent Materials for the Consent Solicitation. This Consent Statement, the accompanying Consent Card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are available at www.divallproperties.com. Under new rules issued by the SEC, we are providing access to our consent materials both by sending you this full set of consent materials and by notifying you of their availability on the Internet.

BACKGROUND AND RECOMMENDATIONS OF THE GENERAL PARTNER

Background of Partnership

The Partnership is a limited partnership organized under the Wisconsin Uniform Limited Partnership Act pursuant to the Partnership Agreement. As of December 31, 2002, the Partnership consisted of one General Partner and 2,204 Limited Partners owning an aggregate of 46,280 Units. The Units were sold commencing February 23, 1988, pursuant to a Registration Statement on Form S-11 filed under the Securities Act of 1933 (Registration 33-18794) as amended. On June 30, 1989, the former general partners exercised their option to extend the offering period to a date no later than February 22, 1990. On February 22, 1990, the Partnership closed the offering at 46,280.3 Units. The Units are not currently traded on any exchange or other public market.

During the Second Quarter of 1998, the General Partner received the written consent of a majority of the Limited Partners to liquidate the Partnership’s assets and dissolve the Partnership. However, no buyer was identified for the Partnership’s assets, and the General Partner continued normal operations. The 2001, 2003, 2005 and 2007 Consents were circulated during the second quarter of 2001, 2003, 2005 and 2007, respectively, which if approved would have authorized the sale of the Partnership’s assets and dissolution of the Partnership. A majority of the Limited Partners did not vote in favor of any of the 2001, 2003, 2005 or 2007 Consents. Therefore, the Partnership continues to operate as a going concern.

Extension Proposition

The amendment to the Partnership Agreement to extend the term of the Partnership by ten (10) years to November 30, 2020 would be effected by an Amendment to the Amended Agreement of Limited Partnership, which would state as follows:

Section 2.2 of the Partnership Agreement is deleted in its entirety and the following substituted in lieu thereof:

“2.2 The term of the Partnership shall continue in full force and effect until November 30, 2020 or until dissolution prior thereto pursuant to the provisions of Article VIII.”

The General Partner recommends a vote “FOR” the proposed amendment to the Partnership Agreement to extend the term of the Partnership by ten (10) years to November 30, 2020 as set forth below:

Description of Partnership’s Business

The Partnership is currently engaged in the business of owning and operating its investment portfolio of commercial real estate properties. The Properties are leased on a triple net basis to, and operated primarily by, franchisors or franchisees of national, regional and local retail chains under long-term leases. The lessees are all fast food, family style, and casual/theme restaurants. At the date of this Consent, the Partnership owned 16 Properties, which included one vacant property in Park Forest, IL (formerly a Popeye’s restaurant). Each of the Properties is described more fully under “The Properties” below.

The original Lease terms for almost all of the Properties were five to twenty years from their inception. Most of the Leases provide for minimum rents (“Base Rents”) and additional rents based upon a percentage of gross sales in excess of specified breakpoints (“Percentage Rents”). The lessee is responsible for occupancy costs such as maintenance, insurance, real estate taxes, and utilities. The General Partner has determined that the leases are properly classified as operating leases; therefore, rental income is reported when earned on a straight-line basis and the cost of the property, excluding the cost of the land, is depreciated over its estimated useful life.

As of June 30, 2009, the aggregate annual Base Rent payments estimated to be received under the current operating leases for the Partnership’s properties are as follows:

Year ending December 31,
2009	$1,133,650
2010	1,009,500
2011	962,500
2012	939,500
2013	851,028
Thereafter	5,866,425
$10,762,603*

*(Does not include month-to- month rent charged to and/or collected from Daytona’s (Des Moines, IA) following the expiration of its Lease on February 28, 2009).

The Percentage Rent generated from operations of the Partnership’s current portfolio of properties in 2008, 2007, and 2006 were approximately $427,000, $444,000 and $423,000, respectively.

Three of the properties are leased to Wendcharles I, LLC (“Wendcharles”), and six of the properties were leased to Wendgusta, LLC (“Wendgusta”). Wendcharles and Wendgusta are each a franchisee of Wendy’s restaurants. Wendcharles’ and Wendgusta’s Base Rents accounted for 18% and 43%, respectively, of the total 2008 Base Rents. In each case, the percentage calculation does not include rental income from properties sold during 2008.

Expenses: The General Partner believes that the expenses associated with managing the Partnership compare favorably with other partnerships managing similar portfolios in the industry. The General Partner believes that the expenses incurred by the Partnership in 2008 generally represent the expected level of expenses. Although the General Partner will continue to work to reduce expenses while retaining the quality of services, the General Partner does not predict significant reductions in expenses for the foreseeable future.

The Properties

As of June 30, 2009, the Partnership owned the following properties:

Acquisition Date	Expiration of Current Lease	Tenant/ Concept	Location	2009 Base Rent $	Internal 12/31/08 NAV $

10/10/88	06/30/18	Kentucky Fried Chicken	1014 S. St. Francis Dr. Santa Fe, NM	60,000	697,000

12/29/88	NA	Vacant	2562 Western Ave. Park Forest, IL	0	50,000

04/20/89	NA	Daytona’s All Sports Café	4875 Merle Hay Des Moines, IA	12,000	698,000

12/28/89	6/30/2013	Panda Buffet	2451 Columbia Rd. Grand Forks, ND	38,000	380,000

05/31/90	10/31/09	Applebee’s	2770 Brice Rd. Columbus, OH	113,150	2,056,000

06/15/88	01/20/13	Chinese Super Buffet	8801 N. 7th St. Phoenix, AZ	72,000	576,000

08/15/88	04/30/11	Denny’s	2360 W. Northern Ave. Phoenix, AZ	72,000	668,000

12/22/88	11/06/21	Wendy’s	1721 Sam Rittenburg Blvd. Charleston, SC	76,920	1,121,000

12/22/88	11/06/21	Wendy’s	3013 Peach Orchard Rd. Augusta, GA	86,160	1,245,000

02/21/89	11/06/21	Wendy’s	1901 Whiskey Rd. Aiken, SC	96,780	1,511,000

			l730 Walton Way

Acquisition Date	Expiration of Current Lease	Tenant/ Concept	Location	2009 Base Rent $	Internal 12/31/08 NAV $

02/21/89	11/06/21	Wendy’s	Augusta, GA	96,780	1,252,000

02/21/89	11/06/21	Wendy’s	343 Foley Rd. Charleston, SC	70,200	1,005,000

02/21/89	11/06/21	Wendy’s	361 Hwy. 17 Bypass Mount Pleasant, SC	77,280	1,048,000

03/14/89	11/06/21	Wendy’s	1004 Richland Ave. Aiken, SC	90,480	1,257,000

12/29/89	11/06/21	Wendy’s	1717 Martintown Rd. N. Augusta, GA	87,780	1,402,000

12/29/89	11/06/16	Wendy’s	3869 Washington Rd. Martinez, GA	84,120	935,000

		Total:		$1,133,650	$15,901,000

Recent Developments

Daytona’s All Sports Café- Des Moines, IA Property

In May of 2008, Management executed a one-year lease extension agreement with Daytona’s All Sports Café (“Daytona’s”). The lease extension began, and was effective, as of March 1, 2008. The lease, with an annual base rent of $72,000, expired on February 28, 2009. Daytona’s is currently paying rent of $6,000 on a month-to-month basis. Management continues to negotiate with the tenant to possibly extend the lease.

Denny’s- Phoenix, Arizona Property

The lease, with an annual base rent of $72,000, expired on April 30, 2009. Month–to-month rent of $6,000 was charged to the tenant for May of 2009. A new twenty-three month lease was executed in June of 2009 and commenced on June 1, 2009. The first year base rent amounts to $72,000.

Vacant Park Forest, IL Property (formerly Popeye’s

Popeye’s ceased its operations at this location in June of 2008. The lease was terminated and the tenant vacated the property in July of 2008. A settlement and lease termination agreement was executed in the Third Quarter of 2008 in exchange for the Partnership receipt of all past due obligations from Popeye’s through June 30, 2008.

The Partnership had been unsuccessful in finding a new tenant for this vacant property in a distressed location, therefore during the Third Quarter of 2008, the Partnership agreed to sell the property for $50,000 to a prospective purchaser. Negotiations ended in the Fourth Quarter due to uncertainty over 2008 real estate tax obligations due in 2009. Accordingly, the carrying value of the vacant Park Forest, IL property was reduced by $276,186 to its estimated fair market value of $50,000 at September 30, 2008. The reduction included $129,450 related to land and $137,736 related to buildings and improvements.

The Partnership is obligated to pay the second installment of the 2008 property tax to the Cook County taxing authority in the Third Quarter of 2009 (the first installment of approximately $22,000 was paid by the Partnership in February of 2009). Such property tax payments will not be reimbursed by the former tenant. As of June 30, 2009, the Partnership has accrued six months of estimated 2009 property taxes totaling approximately $29,000 which will be due in 2010.

Applebee’s- Columbus, OH Property

The lease, with an annual Base Rent of $135,780, is set to expire on October 31, 2009. Management plans to negotiate with the tenant to extend the lease.

Reason for the Extension Proposition

The Partnership is currently set to expire on November 30, 2010 which would require the Partnership to initiate efforts to liquidate the Partnership’s assets in the next few months. The General Partner believes there are few investment alternatives available in these current turbulent times that provide the stability and security of triple net leased properties without mortgage encumbrances. The Partnership has no debt and therefore, no refinancing or sale pressures. The Partnership simply collects the rents on its Leases (half of which have more than twelve (12) years remaining on their terms), pays its management and operating expenses, and distributes the balance to the Limited Partners. So long as the Properties remain leased and the tenants are viable, the investment returns are stable.

Over the years, the Partnership has selectively sold properties where the General Partner believed it was receiving a fair price. In some instances the sales were motivated by a desire to improve the overall risk portfolio of the Partnership’s portfolio. If the term of the Partnership is extended, the General Partner may continue to “prune” the portfolio on a selective basis.

During the current unprecedented economic hardship, the market for triple net lease properties, especially those with high credit tenants, has remained relatively active. However, prices have declined. The capitalization or “cap” rates in the industry have risen several points over the past 6 – 12 months. As investors demand higher cap rates, the resulting sales prices have declined. Although the General Partner cannot predict with certainty that cap rates will decline in the future, it seems prudent to retain the properties given the current real estate market conditions, unless absolutely necessary. Since the Partnership’s underlying business model remains strong and is producing consistent above market returns, the General Partner does not think it is necessary to sell at this time – absent the current provision in the Partnership Agreement that the Partnership must be terminated by November 30, 2010. An extension of the term of the Partnership to November 30, 2020 would remove any artificial or other external pressure to liquidate the Partnership at an inappropriate time.

If the holders of more than 50% of the Units vote FOR the Extension Proposition, the General Partner will continue to manage the Partnership as a going concern and use its business judgment in an effort to enhance the value of the Partnership.

If the holders of more than 50% of the Units vote against the Extension Proposition, the Partnership will dissolve on November 30, 2010 pursuant to the terms of the Partnership Agreement and the General Partner will proceed in good faith to solicit buyers to purchase the Properties on the terms set forth below and proceed with the dissolution of the Partnership.

DESCRIPTION OF SALE OF PARTNERSHIP PROPERTIES IF THE EXTENSION PROPOSITION FAILS

If we do not receive more than 50% of the Consent Cards marked “FOR” the Extension Proposition, it will fail and the Partnership will terminate on November 30, 2010 causing the General Partner to proceed toward the solicitation of competitive bids for the purchase of all the Partnership Properties. The General Partner would attempt to obtain a fair market price for the Properties. Upon completion of the sale of the Properties, the assets of the Partnership would be distributed to the Limited Partners, net of all normal and customary costs of such sale, and other reserves as the General Partner deems appropriate (if any).

Purchase Price

If the Extension Proposition fails, the General Partner would solicit bids which include both (i) a purchase price for all of the Properties in the aggregate, and (ii) a purchase price for each of the Properties individually. New appraisals for all of the Partnership Properties would be secured and the Total Appraised Value of the Properties would be the minimum asking price (the “Asking Price”). The last time appraisals were received was February 5, 2001. At that time, the Total Appraised Value was $21,626,500, which included the values of eleven (11) properties no longer owned by the Partnership, with an aggregate appraised value of $8,088,500. The internal 12/31/08 net asset value (NAV) for the Partnership’s Properties was $15,390,000. Since the Partnership would be required to terminate on November 30, 2010, the Partnership may be required to accept an offer lower than the Asking Price.

Certain fees, costs and expenses would be incurred by the Partnership in the sale process (the “Expenses”). Such Expenses may include (i) appraisal fees (ii) title insurance fees, (iii) survey fees, (iv) legal fees, (v) brokerage fees/commissions, (vi) filing fees, and (vii) such other fees and expenses as are ordinary and necessary in connection with a large real estate transaction. The General Partner estimates such Expenses at approximately 5.5% of the Total Price.

Following the consummation of the sale of the Properties, the Partnership would incur additional expenses associated with winding up the Partnership’s affairs, liquidating its assets and dissolving the Partnership. Those expenses may include, without limitation: (i) wind-up insurance premiums, (ii) escheat fees, (iii) legal fees, (iv) consent solicitation fees, (v) printing and postage expenses, (vi) tax preparation and audit fees, (vii) investor servicing fees, (viii) taxes, and (ix) management fees and supplies.

Effects on the Limited Partners

Advantages: There is currently no active or established trading market for Partnership Units. The values available to Limited Partners in the secondary market usually represent a discount from the value of the underlying assets of the Partnership, due in part to the lack of liquidity. The liquidation and dissolution of the Partnership would provide a manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling its Units individually and without being subjected to the normal secondary market discount and relatively high transaction fees. Further, following liquidation and dissolution, Limited Partners would no longer be subject to any of the risk factors attendant to the operation of a portfolio of triple-net based properties.

Disadvantages: The General Partner anticipates (but does not guarantee) that the portfolio of Properties will continue to generate net distributable income in line with historical performance for at least the next seven to nine (7 - 9) years. This represents a cash return of approximately 6% of the Internal 12/31/08 NAV. Since the Partnership’s assets are depreciable real property, some of the distributable net income may be tax sheltered, leading to a slightly higher “after tax” rate of return. In today’s low interest rate environment, these returns compare favorably to alternative investments of similar risk profiles into which Limited Partners could re-invest their after-tax liquidation proceeds.

Additionally, because of the “forced” nature of the sale of the Partnership Properties in such circumstance and the generally depressed conditions of the current real estate market, the price received for the Properties may be lower than if sold at a later date under difference circumstances.

If the Partnership is liquidated, the Limited Partners will be subject to capital gains taxes to the extent the net proceeds from the sale of Properties on a per Unit basis exceeds the Limited Partners’ adjusted tax basis in each Unit.

Effect on the General Partner

The Partnership Agreement provides for the General Partner to receive up to a 3% commission (“Disposition Fee”) on the sale of any Partnership Properties if it provides a substantial portion of the services in the sales effort. If the Extension Proposal fails and the Partnership is liquidated through sale of the Properties, the General Partner would collect such Disposition Fee and would not be entitled to future management fees as a result of the liquidation and dissolution of the Partnership.

FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF THE PROPERTIES

The following is a summary of the material Federal income tax consequences resulting from the liquidation and dissolution of the Partnership which may affect a Limited Partner. This summary is included solely for the information of the Limited Partners. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner’s individual circumstances. Therefore each Limited Partner is urged to consult his or her own tax adviser concerning the specific tax consequences of the liquidation and dissolution of the Partnership to such Limited Partner.

This summary is based on the Internal Revenue Code of 1986, as amended (“Code”), as well as the applicable existing regulations thereunder, judicial decisions and current administrative rules and practices. The following discussion does not discuss the impact, if any, state or local taxes may have on the liquidation and dissolution of the Partnership. Furthermore, no assurance can be given as to the accuracy or completeness of this summary and there can be no assurance that the Internal Revenue Service will agree with the interpretations of the Code and the regulations set forth below. Each

Limited Partner should be aware that the Code and the regulations are subject to change and in some instances may be given retroactive effect.

Taxation of Partnerships in General

An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, a partnership is an entity for which the items of income, gain, loss, deductions, and credits “flow through” to the partners, who are taxed in their individual capacities on their distributive shares of the partnership’s income, gain, loss, and deductions. However, the partnership is a tax reporting entity that must file an annual return disclosing the partnership’s gain or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. However, each partner must account separately for its distributive share of the following partnership items: (1) short-term capital gains and losses, (2) long-term capital gains and losses, (3) gains and losses from sales or exchanges of property used in a trade or business or subject to involuntary conversion, (4) charitable contributions, (5) dividends for which there is a dividends-received deduction, (6) taxes paid or accrued to foreign countries and to U.S. possessions, (7) taxable income or loss, exclusive of items requiring separate computation, and (8) other items required to be stated separately either by Treas. Reg. §1.702-1 or because separate statement could affect the income tax liability of any partner, including but not limited to the following: recovery of bad debts, prior taxes, and delinquency amounts, deductible investment expenses, alternative minimum tax adjustments and tax preference items, investment interest, and any items subject to a special allocation under the partnership agreement.

Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its distributive share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year. Such consistency requirement may be waived if the partner files a statement (IRS Form 8082) identifying the inconsistency or shows that it resulted from an incorrect schedule furnished by the partnership.

Basis of Partnership Interests

A partner’s basis in its Unit is equal to its cost for such Unit, (i) reduced by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and (ii) increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner’s share of partnership liability is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liability is treated as distribution of money from the partnership. Generally, a partner may not take recourse liability into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability, in general, the partner’s allocable share of the nonrecourse liability will be taken into account to determine basis.

Effect of Liquidation of Partnership Properties

The sale of Partnership Properties in connection with the liquidation and dissolution of the Partnership would be a taxable event to the Limited Partners. Gain or loss on a sale of assets generally would be measured by the difference between the net amount realized (after deducting ordinary and necessary expenses of the sale) and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the Partnership is discharged as a result of the sale. The adjusted basis of property is generally the basis on the day the property was acquired less deductions, allowed or allowable, for depreciation.

A substantial portion of the assets, including building, land and equipment, which were held for more than one year, are expected to be treated as “Code Section 1231 assets.” Code Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of Code Section 1231 assets would be combined with any other Code Section 1231 gains or losses incurred by the Partnership in that year, and the Code Section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement. Notwithstanding the foregoing, certain depreciation recapture rules may cause some or all of the gains realized upon the liquidation of the Partnership Properties to be taxed at the partner level as ordinary income under I.R.C. Section 1250(a) or at a 25% rate by virtue of the “unrecaptured I.R.C. Section 1250 gain” rules.

Effect of Liquidation

Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash distributed to it exceeds the partner’s basis in its Unit at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss allocated from the normal operations of the partnership during the year of liquidation may constitute ordinary income or loss.

Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than twelve (12) months when the liquidation is consummated. For non-corporate limited partners, long-term capital gains are generally taxed at a 15% rate. This rate may be 5% if a Limited Partner is in the 10% or 15% tax bracket. If the Limited Partner has held its Units for less than a year, any gain will be a short-term capital gain. Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations. If the selling partner has a basis of zero and a deficit or negative capital account, it will realize additional income to the extent that it has been relieved of its obligation to repay the deficit or is subject to a qualified income offset.

Although the sale of a partnership interest (and the liquidation of the Partnership is treated as a sale of a partnership interest) generally gives rise to capital gain or loss, amounts received by a partner allocable to its share of unrealized receivables or substantially appreciated inventory may constitute ordinary income or loss. The term “unrealized receivables” includes any rights to income that have not been included in gross income under the method of accounting employed by the partnership (Treas. Reg. §1.751-1(c)).

Exempt Employee Trusts and Individual Retirement Accounts

Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from “debt-financed properties” as defined in Section 514 of the Code. Further, if, as the Partnership believes, the Properties are not characterized as “inventory,” and are not held primarily for sale to customers in the ordinary course of the Partnership’s business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership’s temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS. THIS TRANSACTION MAY AFFECT SEVERAL FEDERAL TAXES, INCLUDING, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.

DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

If more than 50% of the Limited Partners do not vote in favor of the Extension Proposition, then the Partnership will be dissolved and its business wound up in accordance with Article VIII of the Partnership Agreement, including the liquidation of the Partnership Properties. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement, although the distribution to the General Partner is expected to be limited to the minimum amount necessary to cover its tax obligations on its portion of the Partnership’s income resulting from the liquidation. The General Partner would attempt to obtain commercial insurance covering liabilities which the Indemnification Trust was established to cover. If such insurance is available, the Partnership would use proceeds from the Indemnification Trust to purchase such insurance coverage and the balance of the Indemnification Trust would be distributed with the sale proceeds during liquidation. If such insurance coverage is unavailable at a reasonable cost, the Indemnification Trust would be maintained for a period past termination of the Partnership in keeping with terms of such Indemnification Trust, and the proceeds thereof would be subsequently distributed to the Limited Partners.

REGULATORY REQUIREMENTS

There are no regulatory requirements in connection with the Extension Proposition.

Other than the requirement under Wisconsin law that the Partnership file a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that would apply to a liquidation and dissolution of the Partnership.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following document and its exhibits filed by the Partnership with the Securities & Exchange Commission are hereby incorporated in this Consent Statement by reference:

Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“Form 10-K”).

All reports and other documents filed by the Partnership after the date of this Consent Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 and prior to the final date on which written consents may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Statement.

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP,

a Wisconsin Limited Partnership

CONSENT OF LIMITED PARTNER TO AMEND THE

PARTNERSHIP AGREEMENT TO EXTEND THE LIFE OF THE

PARTNERSHIP TEN (10) YEARS TO NOVEMBER 30, 2020

The undersigned Limited Partner acknowledges receipt of the Consent Statement dated July 31, 2009 respecting the proposed amendment of the Partnership Agreement to extend the term of the Partnership by ten (10) years from November 30, 2010 to November 30, 2020. The undersigned Limited Partner understands that the General Partner is seeking approval from the Limited Partner’s to so amend the Partnership Agreement.

The General Partner recommends a vote “FOR” the amendment to the Partnership Agreement to extend the term of the Partnership by ten (10) years to November 30, 2020 as set forth below:

Section 2.2 of the Partnership Agreement is deleted in its entirety and the following substituted in lieu thereof:

“2.2 The term of the Partnership shall continue in full force and effect until November 30, 2020 or until dissolution prior thereto pursuant to the provisions of Article VIII.”

THIS PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

Consent to amend the Partnership Agreement to extend the term of the Partnership ten (10) years to November 30, 2020 as set forth above:

FOR [  ]    AGAINST [  ]    ABSTAIN [  ]

Date:
Signature of Unit Holder

Print Name

[LABEL]
Date:
Signature of Unit Holder, if held jointly

Print Name

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ABOVE LABEL REPRESENTING YOUR LIMITED PARTNERSHIP INTEREST. WHEN SUCH INTEREST(S) ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE OF SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE HAVE SIGNED IN THE PARTNERSHIP’S NAME BY AN AUTHORIZED PERSON.